As filed with the U.S. Securities and Exchange Commission on September 16, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Qualigen Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-3474527
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

(760) 452-8111

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin A. Richardson II

Interim Chief Executive Officer and Interim Chief Financial Officer

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

(760) 452-8111

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ross David Carmel, Esq.
Philip Magri, Esq.
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas 31st Floor
New York, New York 10036
(212) 930 9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion Dated September 16, 2025

Up to 3,214,292 Shares of Common Stock
Underlying 4,500 Shares of Series A-3 Preferred Stock

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 3,214,292 shares of our common stock, par value $0.001 per share, issuable upon conversion of 4,500 shares of Series A-3 preferred stock (“Series A-3 Preferred”) held directly or indirectly by the Selling Stockholders. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

We will bear all registration expenses incurred in connection with the registration of the shares of common stock issuable upon conversion of the Series A-3 Preferred (the “Conversion Shares”). The Selling Stockholders will be responsible for any underwriting discounts, selling commissions, and similar expenses incurred for the sale of their Conversion Shares.

Each share of Series A-3 Preferred has a stated value of $1,000 and is convertible into a number of shares of our common stock equal to the stated value divided by the conversion price then in effect. The initial conversion price is $2.80 per share, the closing price of our common stock on The Nasdaq Stock Market LLC (“Nasdaq”) on July 25, 2025, and is subject to adjustment; however, the conversion price can never be reduced below $1.40 (the “floor price”). Under Nasdaq Listing Rule 5635(d), stockholder approval is required before we may issue shares of common stock upon conversion of the Series A-3 Preferred at a price below the Nasdaq “Minimum Price” of $2.80 if such issuance would equal or exceed 20% of our outstanding common stock immediately prior to the transaction. Based on the $1.40 floor price, the Series A-3 Preferred would be convertible into up to 3,214,292 shares of common stock, with each Selling Stockholder’s fractional shares rounded up to the nearest whole share, which represents the number of shares being registered for resale pursuant to this prospectus. In addition, conversions are subject to a beneficial ownership limitation that prevents any holder from converting if, after giving effect to such conversion, the holder would beneficially own more than 4.99% of our outstanding common stock (which limit may be increased to 9.99% upon 61 days’ advance notice by the holder).

Our common stock is listed on The Nasdaq Capital Market under the symbol “QLGN.” The last reported sales price of our common stock on The Nasdaq Capital Market on September 15, 2025 was $2.03 per share.

On November 5, 2024, we implemented 1-for-50 reverse stock split of our outstanding common stock. The share and per share data presented herein have been retroactively adjusted to reflect this reverse split.

An investment in our securities involves significant risks. You should carefully consider the risk factors beginning on page 17 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The registration statement relates to the resale, from time to time, of shares of our common stock by the selling stockholders named in this prospectus (the “Selling Stockholders”) or their pledgees, donees, transferees, or other successors-in-interest. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

This prospectus provides you with a general description of the shares of common stock that may be offered for resale by the Selling Stockholders. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, and the documents incorporated by reference. If the information in a prospectus supplement is inconsistent with the information contained in this prospectus, you should rely on the prospectus supplement. Neither we nor the Selling Stockholders have authorized any other person to provide you with different information, and neither we nor the Selling Stockholders take any responsibility for, nor can we provide assurance as to the reliability of, information that others may provide. You should not assume that the information in this prospectus, any applicable prospectus supplement, or any incorporated document is accurate as of any date other than its date. Our business, financial condition, results of operations, and prospects may have changed since those dates.

We may file a prospectus supplement or a post-effective amendment to the registration statement to add, update, or change information contained in this prospectus. You should read this prospectus, together with any prospectus supplement or post-effective amendment and the information incorporated by reference, before making an investment decision. For information regarding the plan of distribution of the shares, see “Plan of Distribution.”

This prospectus summarizes certain provisions of documents we refer to, but those summaries do not purport to be complete and are qualified in their entirety by reference to the actual documents. You are encouraged to read the actual documents for a more complete understanding.

Neither we nor the Selling Stockholders are making any representation to any purchaser regarding the legality of an investment in the securities described in this prospectus. Nothing in this prospectus should be considered legal, business, or tax advice. You should consult your own attorney, business advisor, or tax advisor regarding such matters.

Unless the context otherwise requires, references in this prospectus to the “Company,” “Qualigen,” “we,” “us,” and “our” refer to Qualigen Therapeutics, Inc., a Delaware corporation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and reflect our current expectations about future events, business strategy, operations, and financial performance as of the date of this prospectus. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “intends,” “targets,” or similar expressions.

These forward-looking statements include, but are not limited to, statements regarding:

●	our ability to obtain sufficient capital to fund operations and development activities;
●	our ability to successfully develop, test, and commercialize product candidates;
●	the progress, timing, and outcomes of preclinical studies and clinical trials;
●	our ability to obtain regulatory approvals and complete clinical trials on expected timelines;
●	the protection and enforceability of our intellectual property rights; and
●	our ability to compete effectively in our industry.

Forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Actual results could differ materially from those anticipated due to a variety of factors. You should not place undue reliance on these statements, which speak only as of the date of this prospectus (or as of the date of the documents incorporated by reference). We disclaim any obligation to update such statements except as required by law.

For a discussion of factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements, see the section titled “Risk Factors” in this prospectus and in the sections titled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and in other documents we file with the SEC that are incorporated by reference into this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the documents incorporated by reference, carefully before investing in our securities. In particular, you should pay close attention to the information contained under the captions “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, as well as the sections titled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and in our other reports filed with the SEC, each of which is incorporated by reference into this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Qualigen Therapeutics, Inc.,” the “Company,” “we,” “our,” and “us” refer to Qualigen Therapeutics, Inc., a Delaware corporation,.

Overview

We are an early-clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancer. Our business now consists of one early-clinical-stage therapeutic program (QN-302) and one preclinical therapeutic program (Pan-RAS).

On April 11, 2024, we entered into a Co-Development Agreement (the “Co-Development Agreement”) with Marizyme, Inc. (“Marizyme”). The Co-Development Agreement contemplated that we would invest an aggregate of $800,000 in Marizyme in April 2024 (the “Funding Payment”) and pay Marizyme a $200,000 Exclusivity Fee (Provided, that if the parties so agree the total Funding Payment can be increased from time to time to up to a total of $1,500,000.) To date our Funding Payment investment has been $500,000, and in July 2024 we have advanced an additional $1,250,000 pursuant to an 18% demand promissory note, and in August 2024 we amended the Co-Development Agreement to increase the total Funding Payment to up to a total of $1,750,000. The Funding Payment is designed to provide financial support for commercialization of Marizyme’s DuraGraft™ vascular conduit solution, which is indicated for adult patients undergoing coronary artery bypass grafting surgeries and is intended for the flushing and storage of the saphenous vein grafts used in coronary artery bypass grafting surgery. In return for the Funding Payment we will receive quarterly 33% payment in the nature of royalties on any Net Sales (as defined with a meaning tantamount to gross profit on net sales) of DuraGraft, capped at double the amount of the Funding Payment cash provided. No such payments-in-the-nature-of-royalties would accrue until after DuraGraft has been launched in the United States and a cumulative total of $500,000 of DuraGraft Net Sales have been made in the United States.

The Exclusivity Fee entitled us to an exclusivity period until May 31, 2024 (the “Exclusivity Period”) for purposes of proposing and outlining a broader strategic relationship with Marizyme with regard to Marizyme’s DuraGraft business. The Exclusivity Period has ended, and we do not intend to expand the Exclusivity Period.

Our lead program, QN-302, is an investigational small molecule G-quadruplexes (G4)-selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells (such as pancreatic cancer). Such binding could, by stabilizing the G4s against DNA “unwinding,” help inhibit cancer cell proliferation. QN-302 is currently undergoing a Phase 1a clinical trial at START Midwest in Grand Rapids, Michigan, and HonorHealth in Scottsdale, Arizona.

Our Pan-RAS program, which is currently at the preclinical stage, consists of a family of RAS oncogene protein-protein interaction inhibitor small molecules believed to inhibit or block mutated RAS genes’ proteins from binding to their effector proteins thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. The investigational compounds within our Pan-RAS portfolio are designed to suppress the interaction of endogenous RAS with c-RAF, upstream of the KRAS, HRAS and NRAS effector pathways.

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On May 22, 2020, we completed a “reverse recapitalization” transaction with Qualigen, Inc. (not to be confused with the Company); pursuant to which our merger subsidiary merged with and into Qualigen, Inc. with Qualigen, Inc. surviving as a wholly owned subsidiary of the Company. The Company, which had previously been known as Ritter Pharmaceuticals, Inc., was renamed Qualigen Therapeutics, Inc., and the former stockholders of Qualigen, Inc. acquired, via the recapitalization, a substantial majority of the shares of the Company. Ritter/Qualigen Therapeutics common stock, which was previously traded on the Nasdaq Capital Market under the ticker symbol “RTTR,” commenced trading on Nasdaq, on a post-reverse-stock-split adjusted basis, under the ticker symbol “QLGN” on May 26, 2020. We are no longer pursuing the gastrointestinal disease treatment business on which Ritter Pharmaceuticals, Inc. had focused before the reverse recapitalization transaction.

On July 20, 2023, we sold our Qualigen, Inc. subsidiary, which contained our former FastPack® diagnostics business to Chembio Diagnostics, Inc. (“Chembio”), an American subsidiary of French diagnostics provider Biosynex, S.A. The aggregate net purchase price for Qualigen, Inc. was $5.4 million in cash, of which $450,000 was being held in escrow to satisfy certain of our indemnification obligations until January 20, 2025. On June 4, 2024, the $450,000 escrow account was settled early and liquidated by mutual agreement between us and Chembio. In exchange for the early settlement, $350,000 was paid to the Company, and $100,000 was paid to Chembio. This settlement resulted in a $100,000 loss from discontinued operations in the second quarter of 2024.

Minority Interest in NanoSynex

We own a minority interest in NanoSynex, Ltd. (“NanoSynex”), a privately-held microbiologics diagnostic company domiciled in Israel. NanoSynex’s technology is for Antimicrobial Susceptibility Testing that aims to enable better targeting of antibiotics for their most suitable uses to ultimately result in faster and more efficacious treatment, hence reducing hospitals’ mortality and morbidity rates. On May 26, 2022, we acquired a 52.8% interest in NanoSynex from our related party Alpha Capital Anstalt (“Alpha”) and NanoSynex, and entered into a Master Agreement for the Operational and Technological Funding of NanoSynex with NanoSynex (the “NanoSynex Funding Agreement”). On July 20, 2023, we entered into an Amendment and Settlement Agreement with NanoSynex (the “NanoSynex Amendment”), pursuant to which we agreed to, in exchange for eliminating all future NanoSynex Funding Agreement obligations for us to invest further cash in NanoSynex (except for obligations to lend NanoSynex $560,000 on or before November 30, 2023, and $670,000 on or before March 31, 2024), surrender 281,000 Series B Preferred Shares of NanoSynex held by us, resulting in our ownership in NanoSynex being reduced from approximately 52.8% to approximately 49.97% of the voting equity of NanoSynex; in addition, we agreed to surrender approximately $3.0 million of promissory notes which NanoSynex had issued to us under the Funding Agreement. On November 22, 2023 we further agreed to eliminate our obligations to lend NanoSynex $560,000 on or before November 30, 2023, and $670,000 on or before March 31, 2024, by instead surrendering shares of Series A-1 Preferred Stock of NanoSynex in an amount that reduced our ownership in NanoSynex voting equity from approximately 49.97% to 39.90%.

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Recent Developments

The following is a summary of certain material developments since our most recent quarter ended June 30, 2025.

Series A-3 Preferred Private Placement

On July 28, 2025, we entered into a securities purchase agreement with certain accredited investors (the “Selling Stockholders” in this prospectus), pursuant to which we issued and sold 4,500 shares of our newly created Series A-3 Preferred Stock for gross proceeds of approximately $4.5 million before fees and expenses. We intend to use the net proceeds primarily for working capital and may allocate up to $500,000 to an investor relations agency.

Each share of Series A-3 Preferred has a stated value of $1,000 and is convertible into a number of shares of our common stock equal to the stated value divided by the conversion price then in effect. The initial conversion price is $2.80 per share, the closing price of our common stock on The Nasdaq Stock Market LLC (“Nasdaq”) on July 25, 2025, and is subject to adjustment; however, the conversion price can never be reduced below $1.40 (the “floor price”). Pursuant to the Registration Rights Agreement entered into with the Selling Stockholders, we are registering 3,214,292 shares of common stock, representing the maximum number of shares issuable upon conversion at the $1.40 floor price, with each holder’s shares rounded up to the nearest whole share.

The Series A-3 Preferred Stock may not be converted into more than 19.99% of our outstanding common stock absent stockholder approval under Nasdaq Listing Rule 5635(d). Conversions are also subject to a 4.99% beneficial ownership limitation (which may be increased to 9.99% upon advance notice).

Amended and Restated Secured Demand Note with Marizyme

On August 21, 2025, we entered into an Amended and Restated Secured Demand Promissory Note (the “Amended and Restated Note”) with Marizyme, Inc. in the principal amount of approximately $4.45 million, which amended and restated in full a prior note originally issued in July 2024. The Amended and Restated Note bears interest at a rate of 18% per annum and matures on August 21, 2026, with all outstanding principal and accrued interest due in a single balloon payment at maturity (subject to earlier demand upon an event of default). We agreed to conditionally forbear from demanding payment for 365 days following the issuance of the Amended and Restated Note unless an event of default occurs, in which case the interest rate increases by an additional 5% per annum.

In connection with the Amended and Restated Note, we entered into a Security Agreement granting us a security interest in substantially all of Marizyme’s present and future personal property and intellectual property, including accounts receivable, deposit accounts, contract rights, equipment, fixtures, inventory, intellectual property (such as patents, trademarks, copyrights, domain names, trade secrets, and software), general intangibles, and the proceeds thereof. Our security interest is intended to be a first-priority lien, although the Security Agreement provides that if a prior lien is already perfected, our lien will be second in priority, and it may be subordinated in the future to certain institutional financing. The Amended and Restated Note further provides that Marizyme must remain current on all obligations secured by liens senior to ours. A default by Marizyme under any such senior obligations would constitute an immediate event of default under our note, entitling us to pursue remedies without further notice or demand.

On September 15, 2025, we entered into Amendment No. 1 to the Amended and Restated Note. Amendment No. 1 corrected the maturity date of the Amended and Restated Note to August 21, 2026, increased the “Advance” and corresponding principal amount outstanding by $75,000, resulting in a revised outstanding principal balance of $4,526,462.18, and provided that the additional advance accrues interest at the same rate set forth in the Amended and Restated Note. Amendment No. 1 also reaffirmed that the Security Agreement and related loan documents remain in full force and effect and continue to secure all obligations, including the additional advance.

Nasdaq Listing Compliance

On September 4, 2025, we received a written decision from the Nasdaq Hearings Panel in response to our August 19, 2025 submission and request for a compliance determination. On July 24, 2025, the Panel had granted us an exception to remain listed on The Nasdaq Capital Market, conditioned on demonstrating compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires companies to maintain stockholders’ equity of at least $2.5 million, by July 28, 2025. Our Quarterly Report on Form 10-Q for the period ended June 30, 2025 reported stockholders’ equity of approximately negative $1.6 million, and we did not evidence compliance by the required deadline.

Although our July 28, 2025 private placement of Series A-3 Preferred Stock and our August 21, 2025 amendment to the Marizyme note improved our stockholders’ equity position, the Panel determined that these actions could not be considered as of the July 28, 2025 deadline. The Panel granted us a final exception to demonstrate compliance with the Equity Rule upon the filing of our Quarterly Report on Form 10-Q for the quarter ending September 30, 2025, which must be filed no later than November 15, 2025. Should we fail to demonstrate compliance upon filing that report, no additional time will be granted. The Panel also noted that we have regained compliance with Nasdaq Listing Rule 5250(c)(1) regarding timely SEC reporting.

Other Developments

Other financing transactions, charter amendments, and the reverse stock split completed prior to June 30, 2025 are described in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and June 30, 2025, and our Current Reports on Form 8-K filed during those periods, each of which is incorporated by reference into this prospectus.

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Product Pipeline

QN-302

We exclusively in-licensed the global rights to the G-Quadruplex (“G4”) selective transcription inhibitor platform from University College London (“UCL”) in January 2022. The licensed technology comprises lead compound QN-302 (formerly known as SOP1812) and back-up compounds that target regulatory regions of cancer genes that down-regulate gene expression in multiple cancer pathways. Developed by Dr. Stephen Neidle and his group at UCL, the G4 binding concept is derived from nucleic acid research conducted over more than over 30 years, including research on G4s, which are higher order DNA and RNA structures formed by sequences containing guanine-rich repeats. G4s are overrepresented in telomeres (a region of repetitive DNA sequences at the end of a chromosome) as well as promoter sequences and untranslated regions of many oncogenes. Their prevalence is therefore significantly greater in cancer cells compared to normal human cells.

G4-selective small molecules such as QN-302 and backup compounds target the regulatory regions of cancer genes, which have a high prevalence of enriched G4s. Stable G4-QN-302 complexes can be impediments to replication, transcription or translation of those cancer genes containing G4s, and the drugs’ binding to G4s are believed to stabilize the G4s against possible “unwinding.” G4 binders like QN-302 could be efficacious in a variety of cancer types with a high prevalence of G4s.

We believe that QN-302 has the potential to demonstrate superior efficacy and activity against pancreatic ductal adenocarcinoma (“PDAC”), which represents 98% of pancreatic cancers. Pancreatic cancer is the tenth most common cancer in men and the seventh most common in women, but it is the fourth leading cause of cancer deaths in men and the third leading cause in women; it accounts for about 3% of all cancers in the United States but is responsible for about 8% of all cancer-related deaths. It has one of the lowest rates of survival of all cancer types.

In-vitro and in-vivo studies have shown that G4 stabilization by QN-302 resulted in inhibition of target gene expression and cessation of cell growth in various cancers, including PDAC. In in-vitro studies, QN-302 was potent in inhibiting the growth of several PDAC cell lines at low nanomolar concentrations. Similarly, in in-vivo studies, QN-302 showed a longer survival duration in a KPC genetic mouse model for pancreatic cancer than gemcitabine (the current standard of care for PDAC) has historically shown. Additional preclinical in-vivo studies suggest activity in gemcitabine-resistant PDAC. Data further demonstrated that QN-302 had significant anti-tumor activity in three patient-derived PDAC xenograft models. Early safety indicators in pancreatic cancer mouse in-vivo models suggest no significant adverse toxic effects at proposed therapeutic doses.

On January 9, 2023, the U.S. Food and Drug Administration (“FDA”) granted Orphan Drug Designation (“ODD”) to QN-302 for the indication of pancreatic cancer. ODD provides advantages to pharmaceutical companies that are developing investigational drugs or biological products that show promise in treating rare diseases or conditions that affect fewer than 200,000 people in the United States, including seven-year marketing exclusivity and eligibility to receive regulatory support and guidance from the FDA in the design of an overall drug development plan.

There are also economic advantages to receiving ODD, including a 25% federal tax credit for expenses incurred in conducting clinical research on the orphan designated product within the United States. Tax credits may be applied to the prior year or applied to up to 20 years of future taxes. ODD recipients may also have their Prescription Drug User Fee Act (PDUFA) application fees waived, a potential savings of around $3.2 million (as of fiscal year 2023) for applications requiring covered clinical data, and may qualify to compete for research grants from the Office of Orphan Products Development that support clinical studies.

On August 1, 2023 we announced that the FDA had cleared our investigational new drug (“IND”) application for QN-302, and on November 1, 2023 the first patient in our Phase 1a clinical trial for QN-302 was dosed at START Midwest in Grand Rapids, Michigan.

We will require additional cash resources to be able to continue and complete this Phase 1a clinical trial.

Pan-RAS (formerly referred to as RAS or RAS-F)

In July 2020 we entered into an exclusive worldwide in-license agreement with the University of Louisville Research Foundation, Inc. (“UofL”) for the intellectual property covering the “RAS” family of pan-RAS inhibitor small molecule drug candidates, which are believed to work by blocking RAS mutations directly, thereby inhibiting tumor formation (especially in pancreatic, colorectal and lung cancers). Pursuant to the license agreement, we will seek to identify and develop a lead drug candidate from the compound family and, upon commercialization, will pay UofL royalties in the low-to-mid-single-digit percentages on net sales of Pan-RAS inhibitor licensed products. The license agreement with UofL for Pan-RAS was amended in March 2021 and June 2023.

RAS is the most common oncogene in human cancer. Activating mutations in one of the three human RAS gene isoforms (KRAS, HRAS or NRAS) are present in about one-fourth to one-third of all cancers. For example, mutant KRAS is found in 98% of pancreatic ductal adenocarcinomas, 52% of colon cancers, and 32% of lung adenocarcinomas. For these three cancer types, cancers with mutant KRAS are diagnosed in more than 170,000 people each year in the United States and cause more than 120,000 deaths. Drugs that target signaling downstream of RAS are available; however, such drugs have shown disappointing clinical durability because RAS is a “hub” that activates multiple effectors, so drugs that block a single pathway downstream may not account for the many other activated pathways.

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We also had a sponsored research agreement with UofL for Pan-RAS research; that agreement expired in December 2023.

On February 15, 2024, we entered into a License and Sublicense Agreement with Pan-RAS Holdings, Inc., a New York corporation (“Pan-RAS Holdings”), which contemplated an exclusive out-license of our Pan-RAS drug development program, including our rights under the UofL license agreement, Pan-RAS Holdings. Although the License and Sublicense Agreement called for a closing by March 16, 2024, the License and Sublicense Agreement was in essence structured as a 30-day option in favor of Pan-RAS Holdings. At the contemplated closing, Pan-RAS Holdings would have paid us an upfront fee of $1,000,000 in cash. In addition, Pan-RAS Holdings would have become responsible to pay on our behalf our in-license royalty obligations to UofL, as and when required. Finally, if the contemplated closing had occurred, Pan-RAS Holdings would have been required to pay to us for our own account, on a semiannual basis, royalties equal to 1.0% of net sales of any RAS products. We would have owed certain amounts to UofL under our in-license agreement from them, if, as and when we received any Non-Royalty Sublicensing Income from Pan-RAS Holdings.

Pan-RAS Holdings did not effectuate the closing by March 16, 2024, and we and they voluntarily terminated the License and Sublicense Agreement effective as of March 16, 2024.

Previous Programs

We have discontinued all of our efforts as to the following programs, and we do not plan to resume them:

1.	QN-247 (formerly referred to as ALAN or AS1411-GNP) - an oligonucleotide aptamer-based, nucleolin-inhibiting anticancer drug candidate, consisting of QN-165 conjugated with gold nanoparticles.

2.	QN-165 (formerly referred to as AS1411) - an oligonucleotide aptamer-based drug candidate for the potential broad-spectrum treatment of infectious diseases such as COVID-19.

3.	Selective Target Antigen Removal System (STARS) - a therapeutic blood-filtering device product concept, which would be designed to remove circulating tumor cells, viruses, inflammation factors and immune checkpoints.

Research and Development

For research and development of our drug candidates, we have historically leveraged the scientific and technical resources and laboratory facilities of UofL and UCL, through technology licensing, sponsored research, and other consulting agreements. We have engaged contract research organizations (“CROs”) and clinical sites for the Phase 1a clinical trial of QN-302. We intend to focus our internal research and development on oversight of these CROs. We currently have no internal research and development facilities.

Regulatory Matters

We have obtained FDA clearance/approval for our QN-302 Phase 1a clinical trial. We have not obtained FDA or other regulatory approval for any other drug candidate.

United States-FDA Drug Approval Process

The research, development, testing, and manufacture of product candidates are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Food, Drug and Cosmetics Act and its implementing regulations.

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The steps required to be completed before a drug may be marketed in the United States include, among others:

●	preclinical laboratory tests, animal studies, and formulation studies, all performed in accordance with the FDA’s Good Laboratory Practice (“GLP”) regulations;

●	submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials may begin and for which progress reports must be submitted annually to the FDA;

●	approval by an independent institutional review board (“IRB”) or Ethics Committee (“EC”) at each clinical trial site before each trial may be initiated;

●	adequate and well-controlled human clinical trials, conducted in accordance with applicable IND regulations, Good Clinical Practices (“GCP”), and other clinical trial related regulations, to establish the safety and efficacy of the drug for each proposed indication to the FDA’s satisfaction;

●	submission to the FDA of a New Drug Application (“NDA”) and payment of user fees for FDA review of the NDA (unless a fee waiver applies);

●	satisfactory completion of an FDA pre-approval inspection of one or more clinical trial site(s) at which the drug was studied in a clinical trial(s) and/or of us as a clinical trial sponsor to assess compliance with GCP regulations;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current GMPs regulations;

●	agreement with the FDA on the final labeling for the product and the design and implementation of any required Risk Evaluation and Mitigation Strategy; and

●	FDA review and approval of the NDA, including satisfactory completion of an FDA advisory committee review, if applicable, based on a determination that the drug is safe and effective for the proposed indication(s).

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application, which must become effective before human clinical trials may begin. We cannot be certain that submission of an IND application will result in the FDA allowing clinical trials to begin.

Clinical trials necessary for product approval are typically conducted in three sequential phases, but the phases may overlap or be combined. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an IRB for each institution where the trials will be conducted, and each IRB must monitor the study until completion. Study subjects must provide informed consent and sign an informed consent form before participating in a clinical trial. Clinical testing also must satisfy the extensive GCP regulations for, among other things, informed consent and privacy of individually identifiable information.

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●	Phase 1-Phase 1 clinical trials involve initial introduction of the study drug in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the study drug in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

●	Phase 2-Phase 2 clinical trials typically involve administration of the study drug to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information before beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3-Phase 3 clinical trials typically involve administration of the study drug to an expanded patient population to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the study drug and to provide an adequate basis for product approval. Generally, adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

The FDA has various programs, including fast track designation, breakthrough therapy designation, priority review and accelerated approval, which are intended to expedite or simplify the process for the development, and the FDA’s review of drugs (e.g., approving an NDA on the basis of surrogate endpoints subject to post-approval trials). Generally, drugs that may be eligible for one or more of these programs are those intended to treat serious or life-threatening diseases or conditions, those with the potential to address unmet medical needs for those disease or conditions, and/or those that provide a meaningful benefit over existing treatments. For example, a sponsor may be granted FDA designation of a drug candidate as a “breakthrough therapy” if the drug candidate is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If a drug is designated as breakthrough therapy, the FDA will take actions to help expedite the development and review of such drug. Moreover, if a sponsor submits an NDA for a product intended to treat certain rare pediatric or tropical diseases or for use as a medical countermeasure for a material threat, and that meets other eligibility criteria, upon approval such sponsor may be granted a priority review voucher that can be used for a subsequent NDA. From time to time, we anticipate applying for such programs where we believe we meet the applicable FDA criteria. A company cannot be sure that any of its drugs will qualify for any of these programs, or even if a drug does qualify, that the review time will be reduced.

The results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more proposed indications. The testing and approval process requires substantial time, effort and financial resources. Unless the applicant qualifies for an exemption, the filing of an NDA typically must be accompanied by a substantial “user fee” payment to the FDA. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product in the proposed patient population to the satisfaction of the FDA. After an NDA is accepted for filing, the FDA substantively reviews the application and may deem it to be inadequate, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved, but is not bound by the recommendations of the advisory committee.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and determine whether the manufacturing and production and testing facilities are in compliance with cGMP regulations. Once issued, the FDA may withdraw product approval if, among other things, ongoing regulatory requirements are not met, certain defects exist in the NDA, or safety or efficacy problems occur after the product reaches the market.

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Intellectual Property

Information regarding our (in-licensed) issued patents and pending patent applications, as of December 31, 2024, is as follows (excluding patents and pending patent applications which pertain to programs which we have discontinued). As of that date we did not have any directly-owned issued patents and pending patent applications.

Subject Matter	Issued	Pending	Geographic Scope	Patent Term
In-Licensed Patents
University College London (UCL)
QN-302	3	10	U.S., Europe, Australia, Canada, China, Hong Kong, India, Japan, Korea, Russia	2030-2040
University of Louisville
Pan-RAS	0	12	U.S., Europe, Australia, Canada, China, Hong Kong, India, Israel, Japan, Korea, Mexico, Russia, South Africa	2039*
TOTAL	3	22

*Anticipated patent term

Going Concern Qualification

We have a working capital deficiency, a stockholders’ equity deficit, and recurring losses from operations, which raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm included an explanatory paragraph to this effect in its report for the year ended December 31, 2024. Management is exploring financing, strategic, and operational opportunities; however, there can be no assurance that these efforts will be successful.

Corporate Information

Ritter Pharmaceuticals, Inc. (our predecessor) was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. In September 2008, this company converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. On May 22, 2020, upon completing the “reverse recapitalization” transaction with Qualigen, Inc., Ritter Pharmaceuticals, Inc. was renamed Qualigen Therapeutics, Inc. and Qualigen, Inc. became a wholly-owned subsidiary of the Company. On July 20, 2023 we sold Qualigen, Inc. to Chembio Diagnostics, Inc., an American subsidiary of French diagnostics provider Biosynex S.A.

Our principal executive offices are located at 5857 Owens Avenue, Suite 300, Carlsbad, CA 92008. Our telephone number is (760) 452-8111. Our corporate website address is www.qlgntx.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this Annual Report. You should not rely on our website or any such information in making your decision whether to purchase our securities.

Smaller Reporting Company Status

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. As a smaller reporting company, we may rely on certain scaled disclosure accommodations available under SEC rules. These include, among other things, providing only two years of audited financial statements, reduced executive compensation disclosure, and less extensive narrative disclosure regarding our operations and financial results. We may continue to rely on these reduced disclosure requirements for so long as we qualify as a smaller reporting company.

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The Offering

Common stock offered by the Selling Stockholders(1)	3,214,292 shares

Common stock outstanding immediately before this offering(2)	1,695,640 shares

Common stock outstanding immediately after this offering	4,909,932 shares (assuming all of the shares are sold)

Use of proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares covered by this prospectus. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of registration of the shares, other than any underwriting discounts, selling commissions, and transfer taxes applicable to the Selling Stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information appearing elsewhere in this prospectus and in the documents incorporated by reference for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

The Nasdaq Capital Market ticker symbol	“QLGN”

(1)

Represents the number of shares of common stock issuable upon the exercise of 4,500 shares of Series A-3 Preferred held by the Selling Stockholders, based on a floor price of $1.40 per share. Each share of Series A-3 Preferred has a stated value of $1,000 and is convertible into a number of shares of common stock equal to the stated value divided by the conversion price then in effect. The initial conversion price is $2.80 per share, subject to adjustment upon the occurrence of certain events; however, the conversion price may not be reduced below $1.40 (the “floor price”). Conversions are further subject to a beneficial ownership limitation of 4.99% of our outstanding common stock (which may be increased to 9.99% upon 61 days’ prior notice by a holder) and to stockholder approval requirements under Nasdaq Listing Rule 5635(d).

(2)	As of September 16, 2025 and excludes:

■	1,570 shares of common stock issuable upon the exercise of outstanding options granted under our 2020 Stock Incentive Plan with a weighted exercise price of $ 2,028.88 per share;
■	139,386 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $5.76;
■	Up to 1,518,955 shares of common stock issuable upon the conversion of 2,764.50 shares of Series A-2 Preferred Stock (based on $1.82 floor conversion price); and
■	47,143 shares of common stock issuable upon the conversion of a Senior Convertible Note issued to Alpha Capital Anstalt for $2.80 per share.

Unless otherwise indicated, all information in this prospectus gives effect to the 1-for-50 reverse stock split of our common stock on November 5, 2024.

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RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to This Offering

Sales of a substantial number of shares by the Selling Stockholders may cause the price of our common stock to decline.

The resale of the Conversion Shares by the Selling Stockholders could significantly depress the market price of our common stock. A large volume of sales over a short period of time, or even the perception that such sales could occur, may adversely affect the trading price of our common stock and could make it more difficult for us to raise additional capital through future equity offerings.

The issuance of common stock upon conversion of the Series A-3 Preferred will cause substantial dilution to existing stockholders.

The Series A-3 Preferred is initially convertible at $2.80 per share, but the conversion price is subject to downward adjustment if we issue securities below that price, subject to a floor of $1.40 per share. To provide for the maximum potential number of shares issuable, we are registering 3,214,292 shares of common stock. Any conversion of the Series A-3 Preferred will dilute the ownership interests of existing stockholders and may depress the market price of our common stock.

We may be unable to obtain stockholder approval required by Nasdaq rules for conversions of the Series A-3 Preferred Stock below $2.80 per share.

Under Nasdaq Listing Rule 5635(d), we may not issue 20% or more of our outstanding common stock at a price below the Nasdaq “Minimum Price” without stockholder approval. For the Series A-3 Preferred, the Minimum Price was $2.80 per share, the closing price of our common stock on July 25, 2025, the date the securities purchase agreements were executed. Because the initial conversion price was set at $2.80, conversions at that price are permitted under Nasdaq rules without stockholder approval, even if the number of shares issued exceeds 20% of our outstanding common stock.

However, the Certificate of Designation for the Series A-3 Preferred provides that the conversion price will be reduced if we issue common stock or common stock equivalents at a price below $2.80, subject to a floor of $1.40 per share. We cannot issue any shares of common stock upon conversion of the Series A-3 Preferred at a price below $2.80 unless and until stockholder approval is obtained. If we are unable to obtain such approval, holders of Series A-3 Preferred will be prevented from converting their shares at the reduced price, which could limit the liquidity and value of their investment, create uncertainty in the market for our common stock, and adversely affect our stock price.

Risks Related to Our Common Stock and Listing

If we fail to maintain compliance with Nasdaq continued listing requirements, our common stock could be delisted.

On July 23, 2025, we received a notice from the Nasdaq Listing Qualifications Department stating that we were not in compliance with the minimum $2.5 million stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1). Nasdaq subsequently granted us an extension after reviewing our compliance plan and noting our July 28, 2025 private placement of Series A-3 Preferred. If we fail to continue to satisfy Nasdaq’s listing requirements, including the equity and minimum bid price requirements, our common stock could be delisted, which would negatively impact liquidity, reduce the trading market for our stock, and impair our ability to raise capital.

We have received notices of non-compliance with Nasdaq’s continued listing requirements, and there is a risk that our common stock may be delisted.

On September 4, 2025, we received a written decision from the Nasdaq Hearings Panel in response to our August 19, 2025 compliance submission. As previously disclosed, on July 24, 2025, the Panel granted us an exception to remain listed on The Nasdaq Capital Market, conditioned on demonstrating compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires companies to maintain stockholders’ equity of at least $2.5 million, by July 28, 2025. Our Quarterly Report on Form 10-Q for the period ended June 30, 2025 reported stockholders’ equity of approximately negative $1.6 million, and we did not evidence compliance by the required deadline.

Although our July 28, 2025 private placement of Series A-3 Preferred Stock and our August 21, 2025 amendment to the Marizyme note improved our stockholders’ equity position, the Panel determined that these actions could not be considered for purposes of demonstrating compliance as of the July 28, 2025 deadline. The Panel has granted us a final exception to demonstrate compliance with the Equity Rule upon the filing of our Quarterly Report on Form 10-Q for the quarter ending September 30, 2025, which must be filed no later than November 15, 2025. The Panel stated that no additional time will be granted if we fail to demonstrate compliance at that time.

If we are unable to demonstrate compliance with the Equity Rule or any other applicable Nasdaq continued listing requirement, our common stock could be subject to delisting from The Nasdaq Capital Market. Delisting could materially and adversely affect the liquidity and trading price of our common stock and could limit our ability to raise additional capital on favorable terms, if at all.

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Our common stock has experienced and may continue to experience significant price and volume volatility.

The trading price of our common stock has fluctuated significantly and may continue to do so in response to various factors, including developments in our business and industry, dilution from future equity issuances, Nasdaq compliance issues, and general market conditions. Volatility in our stock price could cause investors to lose all or part of their investment.

Future equity financings may further dilute stockholders or adversely affect our stock price.

We may need to raise additional capital through equity or equity-linked financings. Such financings may occur at prices below the current market price of our common stock and may involve securities with terms that are more favorable to new investors, such as preferences, senior voting rights, or additional warrants. These transactions could further dilute stockholders, put downward pressure on our stock price, and make it more difficult for us to raise additional capital on acceptable terms.

Risks Related to Our Business and Financial Condition

Our financial condition raises substantial doubt about our ability to continue as a going concern.

We have incurred significant losses since inception and had an accumulated deficit of approximately $123.1 million as of December 31, 2024. Our auditors have included a going concern explanatory paragraph in their audit report. Our continuation as a going concern is dependent on our ability to generate positive cash flows and secure additional equity and/or debt financing. There can be no assurance that such financing will be available on terms acceptable to us, if at all. If we are unable to continue as a going concern, investors could lose all or a portion of their investment.

If we fail to remediate our material weaknesses in internal controls, our business and stock price could be adversely affected.

We have identified material weaknesses in our internal control over financial reporting, including a lack of accounting resources and inadequate segregation of duties. These weaknesses have resulted in audit adjustments and delayed SEC filings. Although we are taking steps to improve our controls, if we are unable to remediate these weaknesses and maintain effective controls, we could be subject to further financial reporting errors, regulatory scrutiny, loss of investor confidence, and a decline in the market price of our common stock.

Risks Related to the Marizyme Amended Note

There can be no assurance that Marizyme will be able to repay the Amended Note when due.

On August 21, 2025, we entered into an Amended and Restated Secured Demand Promissory Note with Marizyme, Inc. in the principal amount of approximately $4.45 million. The Amended Note matures on August 21, 2026, with all amounts due in a single balloon payment. Marizyme may not generate sufficient cash flows or obtain additional financing to satisfy its obligations, which could result in nonpayment or default.

The Amended Note is secured by substantially all of Marizyme’s assets, but the value of the collateral may be insufficient.

Although Marizyme granted us a security interest in substantially all of its assets, including intellectual property, inventory, accounts receivable, and equipment, the value of those assets may be uncertain or difficult to realize. If Marizyme defaults and we seek to enforce our security interest, we may be unable to recover the full amount owed.

If Marizyme defaults, we may be required to take costly and time-consuming enforcement actions.

Our remedies in the event of default include foreclosing on Marizyme’s assets. Such actions could be expensive, time-consuming, and uncertain, and could divert management attention from our core operations. There is no assurance that any recovery would be timely or sufficient.

General Risk Factors

Our business, results of operations, and stock price may be materially affected by factors we cannot currently predict.
Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition, results of operations, and stock price.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements by Qualigen Therapeutics, Inc. that involve risks and uncertainties and reflect our judgment as of the date of this prospectus. These statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Such forward-looking statements may relate to, among other things, potential future development, testing and launch of products and product candidates. Actual events or results may differ from our expectations due to a number of factors.

These forward-looking statements include, but are not limited to, statements about:

●	our ability to procure sufficient working capital to continue and complete the development, testing and launch of our prospective drug products;

●	our ability to successfully develop any drugs;

●	our ability to progress our drug candidates through preclinical and clinical development;

●	our ability to obtain the requisite regulatory approvals for our clinical trials and to begin and complete such trials according to any projected timeline;

●	our ability to complete enrollment in our clinical trials as contemplated by any projected timeline;

●	the likelihood that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts;

●	our ability to successfully commercialize any drugs;

●	the likelihood that patents will issue on our in-licensed patent applications;

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●	our ability to protect our intellectual property; and

●	our ability to compete.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent in some future periods with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in other future periods. Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus, and we disclaim any intent or obligation to update these forward-looking statements beyond the date of this prospectus, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Future filings with the Securities and Exchange Commission (the “SEC”), future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

You should also consider carefully the statements under the section titled “Risk Factors” in this prospectus, and documents incorporated herein by reference including the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

USE OF PROCEEDS

All shares of common stock offered by this prospectus are being registered for resale by the Selling Stockholders. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. We will bear all costs, expenses, and fees in connection with the registration of the shares under the Securities Act. The Selling Stockholders will bear all commissions, discounts, and other expenses incurred in connection with the resale of the shares.

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SELLING STOCKHOLDERS

The shares of common stock being offered by this prospectus are issuable to the Selling Stockholders upon conversion of our Series A-3 Preferred Stock. For purposes of the table below, we have assumed that all of the Series A-3 Preferred Stock is converted at the floor price of $1.40 per share, which represents the lowest possible conversion price under the Certificate of Designation. Pursuant to the Certificate of Designation for the Series A-3 Preferred Stock, no fractional shares of common stock will be issued upon conversion; any fractional share otherwise issuable has been rounded up to the nearest whole share for purposes of the information presented below.

When we refer to the “Selling Stockholders” in this prospectus, we mean the holders listed in the table below and their respective pledgees, donees, transferees, permitted assignees, successors, and others who later come to hold any of the Selling Stockholders’ interests in the shares, other than through a public sale.

The table below sets forth, as of September 12, 2025, the name of each Selling Stockholder, the number (and percentage) of shares of our common stock beneficially owned by such Selling Stockholder prior to this offering (as determined in accordance with SEC rules and including, in each case, the shares of common stock issuable upon conversion of the shares of Series A-3 Preferred Stock held by such Selling Stockholder), the maximum number of shares of common stock being registered for resale by such Selling Stockholder under this prospectus, and the number (and percentage) of shares of our common stock that such Selling Stockholder will beneficially own after this offering, assuming all of the shares offered hereby are sold.

None of the Selling Stockholders has held any position or office or had any material relationship with us or any of our affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. The Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with sales of shares under this prospectus. Any profits on the sales of the shares by the Selling Stockholders and any discounts, commissions or concessions received by any broker-dealers or agents that are engaged by the Selling Stockholders may be deemed to be underwriting discounts and commissions under the Securities Act.

The manner in which the Selling Stockholders may offer and sell the shares registered under this prospectus is described in more detail under “Plan of Distribution.”

	Shares of Common Stock beneficially owned before this offering		Shares of Common Stock offered pursuant to this prospectus	Shares of Common Stock beneficially owned after this offering
Name of Selling Stockholder	Number of shares	Percentage of shares (1)	Number of shares (2)	Number of shares	Percentage of shares
About Investment Pte. Ltd. (3)	907,143	34.9%	907,143	0	*
Banfi Advisory Co(4)	476,429	28.10%	266,429	210,000	12.38%
Bradley Richmond(5)	154,286	5.9%	154,286	0	*
Daryl Olsen(6)	142,858	7.8%	142,858	0	*
Hongyu Wang(7)	177,501	10.47%	120,715	56,786	*
James Schoonover(8)	28,572	1.7%	28,572	0	*
Philip A Faraci(9)	71,429	4.0%	71,429	0	*
Saverio Solimeo(10)	35,715	2.1%	35,715	0	*
Supereight Capital Holdings(11)	17,858	1.0%	17,858	0	*
Todd A Carpenter(12)	71,429	4.0%	71,429	0	*
Viner Total Investments Fund (13)	1,199,286	41.4%	1,199,286	0	*
Waichun Logistics Technology Limited (14)	177,143	9.5%	177,143	0	*
William Hancock(15)	21,429	1.2%	21,429	0	*
Total	3,214,292		3,214,292

*	Less than one percent (1%)

(1)	Based on 1,695,640 shares of our common stock outstanding as of September 12, 2025, plus, with respect to each Selling Stockholder, in each case, the shares of common stock issuable upon conversion of the shares of Series A-3 Preferred Stock held by such Selling Stockholder, as determined in accordance with SEC rules) the maximum number of shares of common stock issuable upon conversion of the shares of Series A-3 Preferred Stock held by such Selling Stockholder, assuming conversion at the $1.40 floor price.
(2)	Represents the maximum number of shares of common stock issuable upon conversion of the shares of Series A-3 Preferred held by such Selling Stockholder, assuming conversion at the $1.40 floor price. Pursuant to the Certificate of Designation for the Series A-3 Preferred Stock, no fractional shares will be issued upon conversion; any fractional share otherwise issuable has been rounded up to the nearest whole share for purposes of the information presented in the table above.
(3)	The address of this Selling Stockholder is 71 Robinson Rd, Singapore, 068895.
(4)	The address of the principal office of this Selling Stockholder is 58 Richboynton Rd, Dover, NJ 07801.

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(5)	The address of this Selling Stockholder is 30 Tintern Lane Scarsdale, NY 10583.
(6)	The address of this Selling Stockholder is 270 W 1450 N Centreville, UT 84014.
(7)	The address of this Selling Stockholder is Dacui Cun, 332 Hao, Chiping Xian, Shandong, China.
(8)	The address of the principal office of this Selling Stockholder is 1770 County Rd H2 White Bear Twnship, MN 55110.
(9)	The address of the principal office of this Selling Stockholder is 7105 N Grand Canyon Drive, Las Vegas NV 89149.
(10)	The address of the principal office of this Selling Stockholder is 36 Century Trail, Harrison, NY 10528.
(11)	The address of this Selling Stockholder is 9901 N 50th St Paradise Valley, AZ 85253.
(12)	The address of this Selling Stockholder is 3421 S Blaine Street, Grand Island, NE 68801.
(13)	The address of this Selling Stockholder is Room 202, 2F 141 Des Voeux Road Central, Hong Kong.
(14)	The address of this Selling Stockholder is Rm 903-4 9/F Wing On Plaza. No. 62 Mody Road Tsim Sha Tsui, Hong Kong.
(15)	The address of this Selling Stockholder is 1070 Huntington Ct, Elk Grove, IL 60007.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being registered for resale by the Selling Stockholders. The Selling Stockholders, including their transferees, pledgees, donees, assignees, or other successors-in-interest, may sell or distribute the shares from time to time directly to one or more purchasers or through brokers, dealers, or underwriters who may act as agents or principals. The shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at varying prices determined at the time of sale.

The Selling Stockholders may use any one or more of the following methods when disposing of the shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
●	“at the market” offerings into an existing trading market for our common stock;
●	privately negotiated transactions, including direct sales to purchasers;
●	transactions involving cross or block trades;
●	short sales, whether through delivery of shares covered by this prospectus or by use of borrowed shares;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and
●	any other method permitted by law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares. Upon a default by such Selling Stockholder, the pledgee or secured party may sell the pledged shares pursuant to this prospectus or under a prospectus supplement or amendment filed to reflect the pledgee as a Selling Stockholder.

The Selling Stockholders may also enter into hedging or derivative transactions with broker-dealers or other financial institutions. In connection with such transactions, those counterparties may engage in short sales of our securities in the course of hedging their positions. The Selling Stockholders may also sell shares short and redeliver shares to close out such positions. They may also enter into options or other transactions requiring delivery of shares, which the counterparties may resell pursuant to this prospectus (as supplemented or amended to reflect such transactions).

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

The Selling Stockholders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits on the resale of shares and any compensation received by broker-dealers or agents may be deemed to be underwriting discounts and commissions.

To comply with state securities laws, the shares may be sold in particular jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available.

We will pay all expenses of the registration of the shares, estimated at approximately $114,351.35. The Selling Stockholders will bear all underwriting discounts, selling commissions, and other similar expenses attributable to the sale of the shares.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to their sales and to the activities of their affiliates. We will make copies of this prospectus available to the Selling Stockholders and have informed them of their obligation to deliver a copy of this prospectus to purchasers at or prior to the time of any sale of the shares registered hereunder.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer, or agent, the purchase price paid by any underwriter, any discount, commission, or other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

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LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of our company for the year ended December 31, 2024 have been incorporated by reference in this prospectus in reliance upon the report of WithumSmith+Brown, PC, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

The consolidated financial statements of our company for the year ended December 31, 2023 have been incorporated by reference in this prospectus in reliance upon the report of Baker Tilly US, LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on June 30, 2025;

(2)	Our Periodic Report on Form 10-Q for the period ended March 31, 2025, as filed with the SEC on July 21, 2025; and our Periodic Report on Form 10-Q for the period ended June 30, 2025, as filed with the SEC on August 14, 2025; and

(4)	Our Current Reports on Form 8-K filed with the SEC on January 28, 2025, May 1, 2025, May 19, 2025, June 24, 2025, July 16, 2025, July 28, 2025, July 28, 2025, August 27, 2025, September 8, 2025, and September 16, 2025; and

(5)	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on June 15, 2015, as updated by Exhibit 4.9 to Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on July 7, 2023.

(6)	the description of Series A-3 Preferred as described in the Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-3 Preferred, as filed with the Secretary of State of the State of Delaware on July 28, 2025.

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Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement and before effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at: Qualigen Therapeutics. Inc., Attn: Corporate Secretary, 5857 Owens Avenue, Suite 300, Carlsbad, California 92008, telephone number: (760) 452-8111.

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock and pre-funded warrants, and the shares of common stock issuable upon exercise of the pre-funded warrants being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock and pre-funded warrants offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http://www.sec.gov. We make available, free of charge, on our website at www.qlgntx.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our and the SEC’s websites are not part of this prospectus, and the reference to our and the SEC’s websites do not constitute incorporation by reference into this prospectus of the information contained at those sites, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

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Up to 3,214,292 Shares of Common Stock Underlying the Series A-3 Preferred

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

	Amount to be Paid
SEC registration fee	$851.35
Legal fees and expenses	$65,000
Accounting fees and expenses	$47,500
Miscellaneous fees and expenses	$1,000	*
Total	$114,351.35

*Estimated

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Qualigen Therapeutics, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our Certificate of Incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition to the fullest extent authorized by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; or

●	from any transaction from which the director derived an improper personal benefit.

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We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

The above discussion is qualified in its entirety by reference to the Company’s Certificate of Incorporation and bylaws.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions during the preceding three years (since November 2, 2021) involving sales of our securities that were not registered under the Securities Act. All share and per share data have been adjusted retrospectively to reflect the Reverse Stock Split.

●	On December 3, 2021, we issued a common stock warrant to a consultant, entitling the consultant to purchase up to 1,200 of our shares of common stock at an exercise price of $660.00 per share. This warrant expired on September 14, 2023. No underwriter was involved. The issuance was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

●	On May 26, 2022, we issued 7,000 shares of our common stock and a pre-funded common stock purchase warrant to purchase 6,629 shares of our common stock to Alpha Capital Anstalt (“Alpha”) in exchange for 2,232,861 preferred shares of NanoSynex Ltd. No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

●	On December 22, 2022, we issued to Alpha an 8% Senior Convertible Debenture (the “2022 Debenture”) in the aggregate principal amount of $3,300,000 for a purchase price of $3,000,000. The 2022 Debenture has a maturity date of December 22, 2025 and is convertible, at any time, and from time to time, at Alpha’s option, into shares of our common stock, at a price initially equal to $66.00 per share, subject to adjustment as described in the Debenture. (After the issuance, such conversion price has been adjusted to $6.50 per share.) The 2022 Debenture accrues interest on its outstanding principal balance at the rate of 8% per annum, which interest is payable monthly or quarterly. Additionally, we issued a common stock purchase warrant exercisable from June 22, 2023 through June 22, 2028 (the “2022 Warrant”) to Alpha to purchase up to 50,000 shares of our common stock at a price of $82.50 per share, subject to adjustment as described in the 2022 Warrant. (After the issuance, such exercise price has been adjusted to $6.50 per share.) No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act. Both the 2022 Debenture and the 2022 Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by Alpha upon 61 days’ notice to us.

●	Between January 9 and 12, 2023, we issued 16,834 shares of our common stock upon Alpha’s partial conversion of the 2022 Debenture at $66.00 per share for a total of $1,111,078 principal. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

●	In October and December 2023, we issued 6,193 shares of common stock to Alpha in lieu of cash for monthly redemption payments on the 2022 Debenture at a weighted average price of $35.52 per share. No underwriter was involved. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

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●	In February, March April and May 2024, we issued a total of 32,092 shares of common stock to Alpha in lieu of cash for monthly redemption payments on the 2022 Debenture at a weighted average price of $14.47 per share. No underwriter was involved. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

●	On February 27, 2024, we issued to Alpha an 8% Convertible Debenture (the “2024 Alpha Debenture”) in the aggregate principal amount of $550,000 for a purchase price of $500,000. The 2024 Alpha Debenture matures no later than December 31, 2024 and is convertible, at any time, and from time to time, at Alpha’s option, into shares of our common stock, at $30.56 per share, subject to adjustment as described in the 2024 Alpha Debenture. The 2024 Alpha Debenture accrues interest on its outstanding principal balance at the rate of 8% per annum, which interest is payable at maturity. Additionally, we issued a 5-year common stock purchase warrant (the “2024 Alpha Warrant”) to Alpha to purchase up to 18,000 shares of our common stock at a price of $13.00 per share, subject to adjustment as described in the 2024 Alpha Warrant. No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act. Both the 2024 Alpha Debenture and the 2024 Alpha Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by Alpha upon 61 days’ notice to us. Alpha has executed a waiver relinquishing its rights to receive prior notice of, and to participate in, this offering, and waived any provision of the 2024 Alpha Debenture that would otherwise result in the acceleration of the maturity date upon the completion of this offering to a date earlier than December 31, 2024.

●	On April 12, 2024, we issued to Yi Hua Chen (“Chen”) an 8% Convertible Debenture (the “2024 Chen Debenture”) in the aggregate principal amount of $1,100,000 for a purchase price of $1,000,000. The 2024 Chen Debenture matures no later than December 31, 2024 and is convertible, at any time, and from time to time, at Chen’s option, into shares of our common stock, at $30.56 per share, subject to adjustment as described in the 2024 Chen Debenture. The 2024 Chen Debenture accrues interest on its outstanding principal balance at the rate of 8% per annum, which interest is payable at maturity. Additionally, we issued a 5-year common stock purchase warrant (the “2024 Chen Warrant”) to Chen to purchase up to 36,001 shares of our common stock at a price of $13.00 per share, subject to adjustment as described in the 2024 Chen Warrant. No underwriter was involved. The issuance to Chen was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act. Both the 2024 Chen Debenture and the 2024 Chen Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by Chen upon 61 days’ notice to us. Our issuance to Chen of the 2024 Chen Debenture and the 2024 Chen Warrant was pursuant to Chen’s exercise of a purchase option right which we had granted to Alpha in connection with the 2024 Alpha Debenture/2024 Alpha Warrant transaction, which purchase option right Alpha had then assigned to Chen. Chen has executed a waiver relinquishing its rights to receive prior notice of, and to participate in, this offering, and waived any provision of the 2024 Chen Debenture that would otherwise result in the acceleration of the maturity date upon the completion of this offering to a date earlier than December 31, 2024.

●	On July 5, 2024, we issued a total of 24,379 shares of common stock to Alpha, the holder of the Company’s 8% Senior Convertible Debenture due December 22, 2025, who completed its series of voluntary conversions of the entire principal amount of the debenture, which had an original principal balance of $3,300,000, into Company common stock. The issuances were undertaken in reliance upon the exemption from registration described in Section 3(a)(9) of the Securities Act.

On July 12, 2024, we issued a senior note to an institutional investor pursuant to certain securities purchase agreement (“2024 Senior Note Agreement”) dated July 5, 2024, providing for the Company to issue to the investor at par a Senior Note with the following characteristics and terms, against the investor’s loan of $2,000,000 in cash: (a) an original principal amount of $2,000,000, (b) unsecured, (c) nonconvertible, (d) scheduled maturity date of July 8, 2025, (e) interest at the rate of 18% per annum, (f) requirement for partial prepayments from a percentage of any future Company financings, and (g) otherwise, principal and interest on the senior note not payable until maturity. Pursuant to the 2024 Senior Note Agreement, which also required resignations and appointments by the Company’s Board of Directors, on July 5, 2024, Richard David, Sidney Emery, Kurt Kruger, and Ira Ritter each resigned from their respective positions as members of the Company’s Board of Directors, effective July 12, 2024. The Company’s Board of Directors appointed Campbell Becher, Robert Lim, and Cody Price to serve as directors on the Board, effective July 12, 2024. The issuance was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On August 28, 2024, we issued a total of 2,843 shares of restricted common in settlement of accounts payable to former members of the Company’s Board of Directors. The issuance was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On September 9, 2024, we issued a total of 7,842 shares of our common stock upon Alpha’s partial conversion of the 2024 Alpha Debenture at $6.50 per share for a total of $50,979 principal. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

On November 20, 2024, we issued to the Investors 5,100 shares of Qualigen Series A-2 Preferred Stock at a purchase price of $1,000 per share, for an aggregate purchase price of $5.1 million, to certain institutional investors pursuant November Securities Purchase Agreement. The issuances were undertaken in reliance upon the exemption from registration described in Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act.

On November 20, 2024, we issued 1,154 shares of our Series A-2 Convertible Preferred Stock, par value $0.001 per share, to Yi Hua Chen pursuant to the Exchange Agreement dated November 18, 2024. The issuances were undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On July 28, 2025, we issued and sold an aggregate of 4,500 shares of its newly designated Series A-3 Preferred, par value $0.001 per share, at a purchase price of $1,000 per share, for aggregate gross proceeds of approximately $4.5 million, to certain investors pursuant the Securities Purchase Agreement. The issuances were undertaken in reliance upon the exemption from registration described in Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description	Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Certificate of Incorporation of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.1	7/1/2015

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	9/15/2017

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	3/22/2018

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series Alpha Preferred Stock of the Company, filed with the Delaware Secretary of State on May 29, 2020	8-K	001-37428	3.1	5/29/2020

3.5	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020 [reverse stock split]	8-K	001-37428	3.2	5/29/2020

3.6	Certificate of Merger, filed with the Delaware Secretary of State on May 22, 2020	8-K	001-37428	3.3	5/29/2020

3.7	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020	8-K	001-37428	3.4	5/29/2020

3.8	Amended and Restated Bylaws of the Company, as of August 10, 2021	8-K	001-37428	3.1	8/13/2021

3.9	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 21, 2022	8-K	001-37428	3.1	11/22/2022

3.10	Certificate of Designation of Series A2 Preferred Stock filed with the Secretary of State of Delaware on November 18, 2024.	8-K	001-37428	3.2	11/21/2024

3.11	Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-3 Preferred, as filed with the Secretary of State of the State of Delaware on July 28, 2025.	8-K	001-37428	3.1	7/28/2025

4.1	Description of Common Stock	10-K/A	001-37428	4.9	7/7/2023

5.1*	Opinion of Sichenzia Ross Ference Carmel LLP

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10.1	Securities Purchase Agreement, dated February 26, 2024, by and between Qualigen Therapeutics, Inc. and Alpha Capital Anstalt	8-K	001-37428	10.1	2/27/2024

10.2	8% Convertible Debenture Due December 31, 2024 in favor of Alpha Capital Anstalt	8-K	001-37428	10.2	2/27/2024

10.3	Option Exercise, dated April 11, 2024, by Yi Hua Chen, agreed to by Alpha Capital Anstalt and by Qualigen Therapeutics, Inc.	8-K	001-37428	10.1	4/16/2024

10.4	8% Convertible Debenture due December 31, 2024 in favor of Yi Hua Chen	8-K	001-37428	10.2	4/16/2024

10.5	Co-Development Agreement, dated April 11, 2024, between Qualigen Therapeutics, Inc. and Marizyme, Inc.	8-K	001-37428	10.5	4/16/2024

10.6	Consulting Agreement, between the Company and IR Agency, LLC	S-1	333-282820	10.32	10/24/2024

10.7	Director Agreement dated October 8, 2024 between the Company and Braeden Lichti	8-K	001-37428	10.1	10/9/2024

10.8	Director Agreement dated November 21, 2024 between the Company and Graydon Bensler	8-K/A	001-37428	10.1	11/21/2024

10.9	Securities Purchase Agreement dated November 18, 2024, between Qualigen Therapeutics, Inc. and Certain Investors thereto.	8-K	001-37428	3.1	11/21/2024

10.10	Registration Right Agreement dated November 18, 2024, between Qualigen Therapeuties, Inc. and Certain Investors thereto.	8-K	001-37428	3.3	11/21/2024

10.11	Exchange Agreement dated November 18, 2024, between Qualigen Therapcutics. Inc. and Yi Hua Chen.	8-K	001-37428	3.4	11/21/2024

10.12	Securities Purchase Agreement, dated July 28, 2025, by and among Qualigen Therapeutics, Inc. and the investors named therein	8-K	001-37428	10.1	7/28/2025

10.13	Registration Rights Agreement, dated July 28, 2025, by and among Qualigen Therapeutics, Inc. and the investors named therein.	8-K	001-37428	10.2	7/28/2025

10.14	Amended and Restated Secured Demand Promissory Note (including Security Agreement), dated August 21, 2025, by and between Marizyme, Inc. and Qualigen Therapeutics, Inc.	8-K	001-37428	10.1	08/27/2025

10.15	Amendment No. 1 to Amended and Restated Secured Demand Promissory Note, dated September 15, 2025, by and between Marizyme, Inc. and Qualigen Therapeutics, Inc.	8-K	001-37428	10.2	09/16/2025

21.1	Subsidiaries of the Registrant	10-K	001-37428	21.1	4/8/2024

23.1*	Consent of Baker Tilly US, LLP independent registered public accounting firm

23.2*	Consent of WithumSmith+Brown, PC independent registered public accounting firm

23.3*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on September 16, 2025.

Qualigen Therapeutics. Inc.

By:	/s/ Kevin A. Richardson II
Kevin A. Richardson II
Chairman of the Board, Interim Chief Executive Officer, Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin A. Richardson II and Campbell Becher, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kevin A. Richardson II	Chairman of the Board, Interim Chief Executive Officer, Interim Chief Financial Officer	September 16, 2025
Kevin A. Richardson II	(Principal Executive Officer; Principal Financial Officer and Accounting Officer)

/s/ Campbell Becher	President and Director	September 16, 2025
Campbell Becher

/s/ Braeden Lichti	Director	September 16, 2025
Braeden Lichti

/s/ Robert B. Lim	Director	September 16, 2025
Robert B. Lim

/s/ Cody Price	Director	September 16, 2025
Cody Price

/s/ Graydon Bensler	Director	September 16, 2025
Graydon Bensler

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